Exhibit 10.1

EXECUTION COPY

EMPLOYMENT AGREEMENT
AGREEMENT (the “Agreement”) dated as of September 17, 2018 between Advance Auto Parts, Inc. (“Advance” or the “Company”), a Delaware corporation, its subsidiaries, predecessors, successors, affiliated corporations, companies and partnerships, and its current and former officers, directors, and agents (collectively, the “Company”) and Jeffrey W. Shepherd (the “Executive”).
The Company and the Executive agree as follows:

1.Position; Term of Employment. Subject to the terms and conditions of this Agreement, the Company agrees to employ the Executive, and the Executive agrees to serve the Company, as its Executive Vice President, Chief Financial Officer, Controller and Chief Accounting Officer (“Executive’s Position”). The parties intend that the Executive shall continue to so serve in this capacity throughout the Employment Term (as such term is defined below), but that the Company may divest the roles of Controller and Chief Accounting Officer from the Executive during the Employment Term.

The term of Executive’s employment by the Company pursuant to this Agreement shall be considered to have commenced on August 12, 2018 (“Commencement Date”) and shall end on the day prior to the first anniversary of the Commencement Date, unless sooner terminated under the provisions of Paragraph 4 below (“Employment Term”); provided, however, that commencing on the first anniversary of the Commencement Date (“Anniversary Date”) the Employment Term shall be automatically extended for an additional period of one year unless, not later than 90 days prior to the Anniversary Date, either party shall have given notice to the other that it does not wish to extend the Employment Term (a “Non-Renewal”), in which case the Employment Term shall end on the day prior to the Anniversary Date; and on each Anniversary Date thereafter the Employment Term shall be automatically extended for an additional period of one year unless, not later than 90 days prior to such Anniversary Date, either party shall have given notice of a Non-Renewal to the other, in which case the Employment Term shall end 90 days following such notice. For purposes of clarification, the provision of an Employment Term does not change Executive’s at will status as stated in Section 4(l) below nor does it entitle Executive to payment of any compensation if Executive’s employment is terminated during the Employment Term, other than as specifically provided for below.
2.Duties.

(a)    Duties and Responsibilities; Location. The Executive shall have such duties and responsibilities of the Executive’s Position and such other duties and responsibilities that are reasonably consistent with the Executive’s Position as the Company may request from time to time and Executive shall perform such duties and carry out such responsibilities to the best of the Executive’s ability for the purpose of advancing the business of the Company and its subsidiaries, if any (jointly and severally, “Related Entities”). The Executive shall observe and conform to the applicable policies and directives promulgated from time to time by the Company and its Board of Directors or by any superior officer(s) of the Company. Subject to the provisions of Subsection 2(b) below, the Executive shall devote the Executive’s full time, skill and attention during normal business hours to the business and affairs of the Company and its Related Entities, except for

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holidays and vacations consistent with applicable Company policy and except for illness or incapacity. The services to be performed by the Executive hereunder may be changed from time to time at the discretion of the Company. The Company shall retain full direction and control of the means and methods by which the Executive performs the Executive’s services and of the place or places at which such services are to be rendered. Effective on the Commencement Date, the Executive’s principal office location shall be the Company’s offices located in Raleigh, North Carolina. Executive understands that, while his principal office is located in North Carolina, the Executive’s Position will entail involvement with the entire range of the Company’s operations across the United States and Canada, and may from time to time require travel throughout the United States and Canada.

(b)    Other Activities. During the Term of this Agreement, it shall not be a violation of this Agreement for the Executive to, and the Executive shall be entitled to (i) serve on corporate, civic, charitable, retail industry association or professional association boards or committees within the limitations of the Company’s Guidelines on Significant Governance Issues, (ii) deliver lectures, fulfill speaking engagements or teach at educational institutions and (iii) manage personal investments, so long as the activities set forth in (i), (ii), and (iii) above (x) do not significantly interfere with the performance of the Executive’s duties and responsibilities as required by this Agreement and do not involve a conflict of interest with the Executive’s duties or responsibilities hereunder, (y) are in compliance with the Company’s policies and procedures in effect from time to time, including the Code of Ethics & Business Conduct and the Guidelines on Significant Governance Issues, in each case as may be amended periodically, and (z) do not violate Section 18 of this Agreement.

3.	Compensation.

(a)Base Salary. During the Employment Term, the Company shall pay to the Executive a salary of $525,000.00 (Five hundred twenty-five thousand dollars) per annum, payable consistent with the Company’s standard payroll practices then in effect (“Base Salary”). Such Base Salary shall be reviewed by the Compensation Committee of Advance’s Board of Directors (hereinafter the “Compensation Committee”) at least annually, with any changes taking into account, among other factors, Company and individual performance.

(b)Bonus. The Executive shall be eligible to receive a bonus in such amounts and based upon achievement of such corporate and/or individual performance and other criteria as shall be approved by the Compensation Committee from time to time, with a target amount, if such performance and other criteria are achieved, of eighty-five percent (85%) of the Base Salary (the “Target Bonus Amount”), with a maximum payout of one hundred seventy percent (170%) of the Base Salary during the initial Term of this Agreement, which bonus shall be paid in a manner consistent with the Company’s bonus practices then in effect. The Target Bonus Amount and the maximum payout for any subsequent renewal Term of the Agreement shall be determined by the Compensation Committee. To be eligible to receive a bonus, the Executive must be employed by the Company on the date the bonus is paid.

(c)Incentive Compensation Clawback. Any compensation provided by the Company to the Executive, excepting only compensation pursuant to Section 3(a) above, shall be subject to the Company’s Incentive Compensation Clawback Policy as such policy shall be adopted, and from time to time amended, by the Board or the Compensation Committee.

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(d)Benefit Plans. During the Employment Term, the Executive shall be eligible to participate in all retirement and employment benefit plans and programs of the Company that are generally available to senior executives of the Company. Such participation shall be pursuant to the terms and conditions of such plans and programs, as the same shall be amended from time to time.

(e)Business Expenses. During the Employment Term, the Company shall, in accordance with policies then in effect with respect to payments of business expenses, pay or reimburse the Executive for all reasonable out-of-pocket travel and other expenses (other than ordinary commuting expenses) incurred by the Executive in performing services hereunder; provided, however, that, with respect to reimbursements, if any, not otherwise excludible from the Executive’s gross income, to the extent required to comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), no reimbursement of expenses incurred by the Executive during any taxable year shall be made after the last day of the following taxable year, and the right to reimbursement of such expenses shall not be subject to liquidation or exchange for another benefit. All such expenses shall be accounted for in such reasonable detail as the Company may require.

4.	Termination of Employment.

(a)    Death. In the event of the death of the Executive during the Employment Term, the Executive’s employment shall be automatically terminated as of the date of death and a lump sum amount, equivalent to the Executive’s annual Base Salary and Target Bonus then in effect, shall be paid, within 60 days after the date of the Executive’s death, to the Executive’s designated beneficiary, or to the Executive’s estate or other legal representative if no beneficiary was designated at the time of the Executive’s death. In the event of the death of the Executive during the Employment Term, the restrictions and deferral limitations applicable to any Option, Stock Appreciation Right (“SAR”), Restricted Stock, Restricted Stock Unit, Performance Share, Performance Unit, Deferred Stock Unit, Dividend Equivalent or any Stock Grant Awards (collectively “Awards”), as such Awards are defined in the 2014 LTIP (or any applicable successor or predecessor plan of the Company), granted to the Executive shall be subject to the provisions regarding vesting and transferability in those circumstances as are set forth in the applicable award agreement or grant. The foregoing benefit will be provided in addition to any death, disability or other benefits provided under the Company’s benefit plans and programs in which the Executive was participating at the time of his death. Except in accordance with the terms of the Company’s benefit programs and other plans and programs then in effect, after the date of the Executive’s death, the Executive shall not be entitled to any other compensation or benefits from the Company or hereunder.

(b)    Disability. In the event of the Executive’s Disability as hereinafter defined, the employment of the Executive may be terminated by the Company, effective upon the Disability Termination Date (as defined below). In such event, the Company shall pay the Executive an amount equivalent to thirty percent (30%) of the Executive’s Base Salary for a one year period, which amount shall be paid in one lump sum within 45 days following the Executive’s “separation from service,” as that term is defined in Section 409A of the Code and regulations promulgated thereunder, from the Company (his “Separation From Service”), provided that the Executive or an individual duly authorized to execute legal documents on the Executive’s behalf executes and does not revoke within any applicable revocation period the release described in Section 4(k)(ii)(B). The foregoing benefit will be provided in addition to any disability or other benefits provided

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under the Company’s benefit plans in which the Executive participates. For the avoidance of doubt, participation by the Executive in the Company’s long-term and/or short-term disability insurance benefit plans is voluntary on the part of the Executive and is made available by the Company at the sole cost of the Executive. The purpose and intent of the preceding three sentences is to ensure that the Executive receives a combination of insurance benefits and Company payments following the Disability Termination Date equal to 100% of his then-applicable Base Salary for such one-year period. In the event that Executive does not elect to participate in the Company’s long-term and/or short-term disability insurance benefit plans, the Company shall not be obligated to pay the Executive any amount in excess of thirty percent (30%) of the Executive’s Base Salary. In the event of the Disability of the Executive during the Employment Term, the restrictions and deferral limitations applicable to any Option, SAR, Restricted Stock, Restricted Stock Unit, Performance Unit, Deferred Stock Unit, Dividend Equivalent or any Stock Grant Awards (collectively “Awards”), as such Awards are defined in the 2014 LTIP (or any applicable successor or predecessor plan of the Company), granted to the Executive shall be subject to the provisions regarding vesting and transferability in those circumstances as are set forth in the applicable award agreement or grant. The Company shall also pay to the Executive a lump sum amount equivalent to the Executive’s Target Bonus Amount then in effect, which amount shall be paid in one lump sum within 45 days following the Executive’s Separation from Service, provided that the Executive or an individual duly authorized to execute legal documents on the Executive’s behalf executes and does not revoke within any applicable revocation period the release described in Section 4(j)(ii)(B). Otherwise, after the Disability Termination Date, except in accordance with the Company’s benefit programs and other plans then in effect, the Executive shall not be entitled to any compensation or benefits from the Company or hereunder.

“Disability,” for purposes of this Agreement, shall mean the Executive’s incapacity due to physical or mental illness causing the Executive’s complete and full-time absence from the Executive’s duties, as defined in Paragraph 2, for either a consecutive period of more than six months or at least 180 days within any 270-day period. The “Disability Termination Date” shall be the date on which the Company makes such determination of the Executive’s Disability.

(c)    Termination by the Company for Due Cause. Nothing herein shall prevent the Company from terminating the Executive’s employment at any time for “Due Cause” (as hereinafter defined). The Executive shall continue to receive the Base Salary provided for in this Agreement only through the period ending with the date of such termination. Any rights and benefits the Executive may have under employee benefit plans and programs of the Company shall be determined in accordance with the terms of such plans and programs. Except as provided in the two immediately preceding sentences, after termination of employment for Due Cause, the Executive shall not be entitled to any compensation or benefits from the Company or hereunder.

For purposes of this Agreement, “Due Cause” shall mean:

(i)     a material breach by the Executive of the Executive’s duties and obligations under this Agreement or violation in any material respect of any code or standard of conduct generally applicable to the officers of the Company, including, but not limited to, the Company’s Code of Ethics and Business Conduct, which, if curable, has not been cured by the Executive within 15 business days after the Executive’s receipt of notice to the Executive specifying the nature of such breach or violations;

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(ii)     a material violation by the Executive of the Executive’s Loyalty Obligations as provided in Paragraph 18;

(iii)     the commission by the Executive or indictment for a crime of moral turpitude or a felony involving fraud, breach of trust, or misappropriation;

(iv)     the Executive’s willfully engaging in bad faith conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise; or
(v)     a determination by the Company that the Executive is in violation of the Company’s Substance Abuse Policy.

(d)    Termination by the Company Other than for Due Cause, Death or Disability. The foregoing notwithstanding, the Company may terminate the Executive’s employment for any or no reason, as it may deem appropriate in its sole discretion and judgment; provided, however, that in the event such termination is not due to Death, Disability or Due Cause, the Executive shall (i) be entitled to a Termination Payment as hereinafter defined and (ii) be sent written notice stating the termination is not due to Death, Disability or Due Cause. In the event of such termination by the Company, the Executive shall receive certain payments and benefits as set forth in this Subsection 4(d).

(i)     Termination Payment. If the Company terminates the Executive’s employment for other than Death, Disability or Due Cause prior to the expiration of the Employment Term, the term “Termination Payment” shall mean a cash payment equal to the sum of:

(A)     an amount equal to the Executive’s annual Base Salary, as in effect immediately prior to such termination (unless the termination is in connection with an action that would have enabled the Executive to terminate his employment for Good Reason pursuant to Section 4(e)(i)(A), in which case, it shall be the Base Salary in effect prior to any such material diminution of the Base Salary) (the “Termination Salary Payment”), and

(B)    an amount equal to the average value of the annual bonuses pursuant to Section 3(b) paid to Executive for the three completed fiscal years immediately prior to the date of such termination; provided, however, that if Executive has been employed by the Company for fewer than three complete fiscal years prior to the date of such termination, Executive shall receive an amount equal to the average value of the annual bonuses pursuant to Section 3(b) that the Executive has received during the period of the Executive’s employment.

(ii)     Outplacement Services. The Company shall make outplacement services available to the Executive, at a cost to the Company not to exceed $12,000, for a period of time not to exceed 12 months following the date of termination pursuant to the Company’s Executive outplacement program with the Company’s selected vendor, to include consulting, search support and administrative services.

(iii)     Medical Coverage. In addition, the Company shall provide the Executive with medical, dental and vision insurance benefits (which may also cover, if applicable,

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the Executive’s spouse and eligible dependents) for three hundred sixty-five (365) days from the date of the Executive’s termination of employment or until such time as the Executive is eligible for group health coverage under another employer’s plan, whichever occurs first. In order to trigger the Company’s obligation to provide health care continuation benefits, the Executive must elect continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), upon such eligibility. The Company’s obligation shall be satisfied solely through the payment of the Executive’s COBRA premiums during the 365-day period, but only to the extent that such premiums exceed the amount that would otherwise have been payable by the Executive for coverage of the Executive and the Executive’s eligible dependents that were covered by the Company’s medical, dental, and vision insurance programs at the time of the Executive’s termination of employment had the Executive continued to be employed by the Company.

(iv)     Timing of Payments. The Termination Salary Payment and Termination Bonus Payment shall be paid in one lump sum within 45 days following the date of the Executive’s Separation From Service, provided that the Executive executes and does not revoke within any applicable revocation period the release described in Section 4(j)(ii)(B) below.

(v)     Entire Obligation. Except as provided in Subsection 4(j) of this Agreement, following the Executive’s termination of employment under this Subsection 4(d), the Executive will have no further obligation to the Company pursuant to this Agreement (other than under Sections 6, 7, 8, 9, 10, 11, 16, 18, 19 (to the extent such policies, guidelines and codes by their terms apply post-employment) and 20). Except for the Termination Payment and as otherwise provided in accordance with the terms of the Company’s benefit programs and plans then in effect or as expressly required under applicable law, after termination by the Company of employment for other than Death, Disability or Due Cause, the Executive shall not be entitled to any other compensation or benefits from the Company or hereunder.

(e)    Resignation from Employment by the Executive for Good Reason. Termination by the Company without Due Cause under Subsection 4(d) shall be deemed to have occurred if the Executive elects to resign from employment for Good Reason.

(i)     Good Reason. For purposes of this Agreement, “Good Reason” shall mean:

(A)     a material diminution in the Executive’s “Total Direct Compensation,” which shall mean the value of the total of the Executive’s Base Salary, Target Bonus opportunity, and annual equity award taken together;

(B)     a material diminution in the Executive’s authority, duties, or responsibilities, with the exception of the divestment of the roles of Controller and Chief Accounting Officer, which Executive is fulfilling on an interim basis;

(C)     the Company’s requiring the Executive to be based more than 60 miles from the Company’s office in Raleigh, North Carolina;

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(D)    delivery by the Company of a notice of Non-Renewal; or

(E) any other action or inaction that constitutes a material breach by the Company of the terms of this Agreement.

(ii)    Notice of Good Reason Condition. In order to be considered a resignation for Good Reason for purposes of this Agreement, the Executive must provide the Company with written notice and description of the existence of the Good Reason condition within 60 days of the initial discovery by the Executive of the existence of said Good Reason condition and the Company shall have 30 business days to cure such Good Reason condition.
(iii)    Effective Date of Resignation. The effective date of the Executive’s resignation for Good Reason must occur no longer than six (6) months following the expiration of the cure period set forth in Section 4(e)(ii), above. If Executive has not resigned for Good Reason effective within six (6) months following the expiration of the cure period set forth in Section 4(e)(ii), above, the Executive shall be deemed to have waived said Good Reason condition.
(f)    Termination by the Company Other Than For Due Cause, Death or Disability or Resignation from Employment for Good Reason Within Twelve Months After a Change in Control. If the Company terminates the Executive’s employment for other than Death, Disability or Due Cause prior to the expiration of the Employment Term and within twelve (12) months after a Change In Control (as defined below), or if the Executive elects to terminate the Executive’s employment for Good Reason prior to the expiration of the Employment Term and within twelve (12) months after a Change In Control, then (i) the Executive shall be entitled to a Change In Control Termination Payment as hereinafter defined in lieu of the Termination Payment set forth in Subsection 4(d)(i) above, (ii) the Executive shall receive benefits as defined in Subsections 4(d)(ii) and (iii) above, and (iii) either the Company or the Executive, as the case may be, shall provide Notice of Termination pursuant to Subsection 4(j)(i) other than in the case of a Non-Renewal, which shall be communicated in accordance with Section 1.
(i)Change In Control Termination Payment. The term “Change In Control Termination Payment” shall mean a cash payment equal to the sum of:
(A)    an amount equal to two times the Executive’s annual Base Salary, as in effect immediately prior to such termination (unless the termination is due to Section 4(e)(i)(A), in which case, it shall be two times the Executive’s annual Base Salary in effect prior to any such material diminution of the Base Salary) (the “Change In Control Termination Salary Payment”), and
(B)    an amount equal to two times the Executive’s Target Bonus Amount, as in effect immediately prior to such termination (unless the termination is due to Sections 4(e)(i)(A) or (E), in which case, it shall be two times the Executive’s Target Bonus in effect prior to any such material diminution of the Target Bonus or termination of the bonus plan, respectively) (the “Change In Control Termination Bonus Payment”).
(ii)    Timing of Payments. The Change In Control Termination Salary Payment and the Change In Control Termination Bonus Payment shall be paid in lump sum

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payments within 45 days following the date of the Executive’s Separation From Service, provided that the Executive executes and does not revoke within any applicable revocation period the release described in Section 4(j)(ii) below.
(iii)    Entire Obligation. Except as provided in Subsection 4(i) of this Agreement, following the Executive’s termination of employment under this Subsection 4(f), the Executive will have no further obligation to the Company pursuant to this Agreement (other than under Sections 6, 7, 8, 9, 10, 11, 16, 18, 19 (to the extent such policies, guidelines and codes by their terms apply post-employment) and 20). Except for the Change In Control Termination Payment and as otherwise provided in accordance with the terms of the Company’s benefit programs and plans then in effect or as expressly required under applicable law, within twelve (12) months after a Change In Control, after termination by the Company of employment for other than Death, Disability or Due Cause or after termination by the Executive for Good Reason, the Executive shall not be entitled to any other compensation or benefits from the Company or hereunder.

(iv)    Change In Control. For purposes of this Agreement, “Change In Control” shall mean the occurrence of any of the following events:
(A) a Transaction, as defined below, unless securities possessing more than 50% of the total combined voting power of the survivor’s or acquiror’s outstanding securities (or the securities of any parent thereof) are held by a person or persons who held securities possessing more than 50% of the total combined voting power of the Company’s outstanding securities immediately prior to that transaction, or

(B) any person or group of persons (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended and in effect from time to time) directly or indirectly acquires, including but not limited to by means of a merger or consolidation, beneficial ownership (determined pursuant to Securities and Exchange Commission Rule 13d-3 promulgated under the said Exchange Act) of securities possessing more than 25% of the total combined voting power of the Company’s outstanding securities unless pursuant to a tender or exchange offer made directly to the Company’s stockholders that the Board recommends such stockholders accept, other than (i) the Company or any of its Affiliates, (ii) an employee benefit plan of the Company or any of its Affiliates, (iii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, or (iv) an underwriter temporarily holding securities pursuant to an offering of such securities, or

(C) over a period of thirty-six (36) consecutive months or less, there is a change in the composition of the Board such that a majority of the Board members (rounded up to the next whole number, if a fraction) ceases, by reason of one or more proxy contests for the election of Board members, to be composed of individuals who either (i) have been Board members continuously since the beginning of that period, or (ii) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in the preceding clause (i) who were still in office at the time that election or nomination was approved by the Board.

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For purposes of Section 4(f)(iv)(A), “Transaction” means (1) consummation of any merger or consolidation of the Company with or into another entity as a result of which the Stock of the Company is converted into or exchanged for the right to receive cash, securities or other property or is cancelled, (2) any sale or exchange of all of the Stock of the Company for cash, securities or other property, (3) any sale, transfer, or other disposition of all or substantially all of the Company’s assets to one or more other persons in a single transaction or series of related transactions or (4) any liquidation or dissolution of the Company.

(v)     IRC 280G “Net-Best”. Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that (A) any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) by the Company (or any of its affiliated entities) or any entity which effectuates a Change in Control (or any of its affiliated entities) to or for the benefit of Executive (whether pursuant to the terms of this Agreement or otherwise) (the “Payments”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (the “Excise Tax”), and (B) the reduction of the amounts payable to Executive to the maximum amount that could be paid to Executive without giving rise to the Excise Tax (the “Safe Harbor Cap”) would provide Executive with a greater after tax amount than if such amounts were not reduced, then the amounts payable to Executive shall be reduced (but not below zero) to the Safe Harbor Cap. If the reduction of the amounts payable would not result in a greater after tax result to Executive, no amounts payable under this Agreement shall be reduced pursuant to this provision.
(A) Reduction of Payments. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing first cash amounts payable under this Agreement (in contrast to benefit amounts), and applying any reduction to amounts payable in the following order: (A) first, any cash amounts payable to Executive as a Termination Payment or Change in Control Termination Payment under this Agreement, as applicable; (B) second, any cash amounts payable by Company for Outplacement Services on behalf of Executive under the terms of this Agreement; (C) third, any amounts payable by Company on behalf of Executive under the terms of this Agreement for continued Medical Coverage; (D) fourth, any other cash amounts payable by Company to or on behalf of Executive under the terms of this Agreement: (E) fifth, outstanding performance-based equity grants to the extent that any such grants would be subject to the Excise Tax; and (F) finally, any time-vesting equity grants to the extent that any such grants would be subject to the Excise Tax.
(B) Determinations by Accounting Firm. All determinations required to be made under this Section 4(f)(v) shall be made by the public accounting firm that is retained by the Company as of the date immediately prior to the Change in Control (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and Executive within fifteen (15) business days of the receipt of notice from the Company or Executive that there has been a Payment, or such earlier time as is requested by the Company. Notwithstanding the foregoing, in the event (A) the Board shall determine prior to the Change in Control that the Accounting Firm is precluded from performing such

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services under applicable auditor independence rules or (B) the Audit Committee of the Board determines that it does not want the Accounting Firm to perform such services because of auditor independence concerns or (C) the Accounting Firm is serving as accountant or auditor for the person(s) effecting the Change in Control, the Board shall appoint another nationally recognized public accounting firm reasonably acceptable to Executive to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees, costs and expenses (including, but not limited to, the costs of retaining experts) of the Accounting Firm shall be borne by the Company. If Payments are reduced to the Safe Harbor Cap or the Accounting Firm determines that no Excise Tax is payable by Executive without a reduction in Payments, the Accounting Firm shall provide a written opinion to Executive to the effect that the Executive is not required to report any Excise Tax on the Executive’s federal income tax return, and that the failure to report the Excise Tax, if any, on Executive’s applicable federal income tax return will not result in the imposition of a negligence or similar penalty. The determination by the Accounting Firm shall be binding upon the Company and Executive (except as provided in paragraph 4(f)(v)(C) below).
(C) Excess Payment/Underpayment. If it is established pursuant to a final determination of a court or an Internal Revenue Service (the “IRS”) proceeding which has been finally and conclusively resolved, that Payments have been made to, or provided for the benefit of, Executive, which are in excess of the limitations provided in this Section (referred to hereinafter as an “Excess Payment”), Executive shall repay the Excess Payment to the Company on demand, together with interest on the Excess Payment at the applicable federal rate (as defined in Section 1274(d) of the Code) from the date of Executive’s receipt of such Excess Payment until the date of such repayment. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the determination, it is possible that Payments which will not have been made by the Company should have been made (an “Underpayment”), consistent with the calculations required to be made under this Section. In the event that it is determined (i) by the Accounting Firm, the Company (which shall include the position taken by the Company, or together with its consolidated group, on its federal income tax return) or the IRS or (ii) pursuant to a determination by a court, that an Underpayment has occurred, the Company shall pay an amount equal to such Underpayment to Executive within ten (10) days of such determination together with interest on such amount at the applicable federal rate from the date such amount would have been paid to Executive until the date of payment. Executive shall cooperate, to the extent the Executive’s reasonable expenses are reimbursed by the Company, with any reasonable requests by the Company in connection with any contests or disputes with the IRS in connection with the Excise Tax or the determination of the Excess Payment. Notwithstanding the foregoing, in the event that amounts payable under this Agreement were reduced pursuant to paragraph 4(f)(v)(A) and the value of stock options is subsequently re-determined by the Accounting Firm within the context of Treasury Regulation §1.280G-1 Q/A 33 that reduces the value of the Payments attributable to such options, the Company shall promptly pay to Executive any amounts payable under this Agreement that were not previously paid solely as a result of paragraph 4(f)(v)(A) up to the Safe Harbor Cap.

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(g)    Voluntary Termination Without Good Reason. In the event that the Executive terminates the Executive’s employment at the Executive’s own volition prior to the expiration of the Employment Term (except as provided in Subsection 4(e) above), such termination shall constitute a “Voluntary Termination” and in such event the Executive shall be limited to the same rights and benefits as provided in connection with a termination for Due Cause under Subsection 4(c) above.
(h)    Compliance With Code Section 409A. Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and operated so that the payment of the benefits set forth herein either shall either be exempt from the requirements of Section 409A of the Code or shall comply with the requirements of such provision; provided however that in no event shall the Company be liable to the Executive for or with respect to any taxes, penalties or interest which may be imposed upon the Executive pursuant to Section 409A. To the extent that any amount payable pursuant to Subsections 4(b), (d)(i), (d)(iii) or (f) constitutes a “deferral of compensation” subject to Section 409A (a “409A Payment”), then, if on the date of the Executive’s “separation from service,” as such term is defined in Treas. Reg. Section 1.409A-1(h)(1), from the Company (his “Separation from Service”), the Executive is a “specified employee,” as such term is defined in Treas. Reg. Section 1.409-1(i), as determined from time to time by the Company, then such 409A Payment shall not be made to the Executive earlier than the earlier of (i) six (6) months after the Executive’s Separation from Service; or (ii) the date of his death. The 409A Payments under this Agreement that would otherwise be made during such period shall be aggregated and paid in one lump sum, without interest, on the first business day following the end of the six (6) month period or following the date of the Executive’s death, whichever is earlier, and the balance of the 409A Payments, if any, shall be paid in accordance with the applicable payment schedule provided in this Section 4. To the extent any 409A Payment is conditioned on the Executive (or his legal representative) executing a release of claims, which 409A Payment would be made in a later taxable year of the Executive than the taxable year in which his Separation from Service occurs if such release were executed and delivered and became irrevocable at the last possible date allowed under this Agreement, such 409A Payment will be paid no earlier than such later taxable year. In applying Section 409A to compensation paid pursuant to this Agreement, any right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. The Executive hereby acknowledges that he has been advised to seek and has sought the advice of a tax advisor with respect to the tax consequences to the Executive of all payments pursuant to this Agreement, including any adverse tax consequences or penalty taxes under Code Section 409A and applicable State tax law. Executive hereby agrees to bear the entire risk of any such adverse federal and State tax consequences and penalty taxes in the event any payment pursuant to this Agreement is deemed to be subject to Code Section 409A, and that no representations have been made to the Executive relating to the tax treatment of any payment pursuant to this Agreement under Code Section 409A and the corresponding provisions of any applicable State income tax laws.

(i)    Cooperation. During the term of the Executive’s employment by the Company and for a period of one (1) year immediately following the termination of the Executive’s employment with the Company, the Executive agrees to be reasonably available to assist the Company and its representatives and agents with any business and/or litigation (or potential litigation) matters affecting or involving the Company. The Company will reimburse the Executive for all associated reasonable costs of travel.

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(j)    Notice of Termination, Resignation and Release. Any termination under Subsection 4(b) by the Company for Disability or Subsection 4(c) for Due Cause or by the Executive for Good Reason under Subsection 4(e) or by the Company or the Executive within twelve (12) months after a Change in Control under Subsection 4(f) or by the Executive by Voluntary Termination under Subsection 4(g) shall be communicated by Notice of Termination to the other party thereto given in accordance with Paragraph 10.
(i)     Notice of Termination. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the termination date is other than the date of receipt of such Notice, specifies the termination date (which date shall not be prior to the date of such notice or more than 15 days after the giving of such Notice).
(ii)     Resignation and Release. Notwithstanding anything in this Agreement to the contrary, unless the Company provides otherwise, upon termination of employment for any reason, Executive shall be deemed to have resigned as a member of the Board of Directors of the Company, if applicable, and as an officer, director, manager and employee of the Company and its Related Entities and shall execute any documents and take any actions to effect the foregoing as requested by the Company. In order to be eligible to receive any payments or benefits hereunder as a result of the termination of the Executive’s employment, in addition to fulfilling all other conditions precedent to such receipt, the Executive or the Executive’s legal representative must within 21 days (or such other period as required under applicable law) after presentation of a release in form and substance reasonably satisfactory to the Company and its legal counsel, execute said release, and within 7 days (or such other period as required under applicable law) after such execution not revoke said release, on behalf of the Executive and the Executive’s estate, heirs and representatives, releasing the Company, its Related Entities and each of the Company’s and such Related Entities’ respective officers, directors, employees, members, managers, agents, independent contractors, representatives, shareholders, successors and assigns (all of which persons and entities shall be third party beneficiaries of such release with full power to enforce the provisions thereof) from any and all claims related to the Executive’s employment with the Company; termination of the Executive’s employment; all matters alleged or which could have been alleged in a charge or complaint against the Company; any and all injuries, losses or damages to Executive, including any claims for attorney’s fees; any and all claims relating to the conduct of any employee, servant, officer, director or agent of the Company; and any and all matters, transactions or things occurring prior to the date of said release, including any and all possible claims, known or unknown, which could have been asserted against the Company or the Company’s employees, agents, servants, officers or directors. Notwithstanding the foregoing, the form of release shall except out therefrom, and acknowledge the Executive’s continuing rights with respect to, the following: (i) all vested rights that the Executive may have under all welfare, retirement and other plans and programs of the Company in which the Executive was participating at the time of his employment termination, including all equity plans and programs of the Company with respect to which equity awards were made to the Executive, (ii) all continuing rights that the Executive may have under this Agreement, and (iii) all rights that the Executive may have following the termination of his employment under the Company’s Certificate of Incorporation and Bylaws, any applicable Company insurance and any indemnity agreements to which the Executive is a party which provide for indemnification,

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insurance or other, similar coverage for the Executive with respect to his actions or inactions as an officer, employee and/or member of the Board. For clarification, unless and until the Executive executes and does not, within any applicable revocation period, revoke the release, the Company shall have no obligation to make any Termination Payment to the Executive, and, even if the Executive does not execute the release, the Executive shall be bound by the post-termination provisions of this Agreement, including without limitation Section 18.
(k)    Earned and Accrued Payments. The foregoing notwithstanding, upon the termination of the Executive’s employment at any time, for any reason, the Executive shall be paid all amounts that had already been earned and accrued as of the time of termination, including but not limited to (i) any bonus that had been earned but not yet paid; and (ii) reimbursement for any business expenses accrued in accordance with Subsection 3(d).
(l)    Employment at Will. The Company and Executive expressly understand and agree that nothing herein shall be construed as a guarantee of employment for any specific time, nor does it change the at will employment relationship. Either the Company or Executive may terminate the Executive’s employment under this Paragraph 4 at will, for any or no reason, subject to compliance with the applicable post-termination obligations of each contained herein.
5.        Treatment of Equity Awards Upon Change In Control. In the event of a Change in Control as defined hereinabove, the restrictions and deferral limitations applicable to any Option, Stock Appreciation Right (“SAR”), Restricted Stock, Restricted Stock Unit, Performance Share, Performance Unit, Deferred Stock Unit, Dividend Equivalent or any Stock Grant Awards (collectively “Awards”) as such Awards are defined in the 2014 LTIP (or any applicable successor or predecessor plan of the Company), granted to the Executive shall be subject to such provisions regarding vesting and transferability in those circumstances as are set forth in the applicable award agreement or grant.

6.        Successors and Assigns.

(a)Assignment by the Company. This Agreement shall be binding upon and inure to the benefit of the Company or any corporation or other entity to which the Company may transfer all or substantially all of its assets and business and to which the Company may assign this Agreement, in which case the term “Company,” as used herein, shall mean such corporation or other entity, provided that no such assignment shall relieve the Company from any obligations hereunder, whether arising prior to or after such assignment.

(b)Assignment by the Executive. The Executive may not assign this Agreement or any part hereof without the prior written consent of the Company; provided, however, that nothing herein shall preclude the Executive from designating one or more beneficiaries to receive any amount that may be payable following occurrence of the Executive’s legal incompetency or Death and shall not preclude the legal representative of the Executive’s estate from assigning any right hereunder to the person or persons entitled thereto under the Executive’s will or, in the case of intestacy, to the person or persons entitled thereto under the laws of intestacy applicable to the Executive’s estate. The term “beneficiaries,” as used in this Agreement, shall mean a beneficiary or beneficiaries so designated to receive any such amount or, if no beneficiary has been so designated, the legal representative of the Executive (in the event of the Executive’s incompetency) or the Executive’s estate.

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7.        Governing Law. This Agreement shall be governed by the laws of the State of North Carolina.
8.        Entire Agreement. This Agreement, which shall include the Exhibits hereto, contains all of the understandings and representations between the parties hereto pertaining to the matters referred to herein, and supersedes all undertakings and agreements, whether oral or in writing, previously entered into by them with respect thereto, including without limitation any previous employment, severance or separation agreements (including any severance or change in control benefits contained therein); provided that the obligations set forth in Section 18 of this Agreement are in addition to any similar obligations Executive has to the Company or its affiliates. This Agreement may only be modified by an instrument in writing signed by both parties hereto.
9.        Waiver of Breach. The waiver by any party of a breach of any condition or provision of this Agreement to be performed by such other party shall not operate or be construed to be a waiver of a similar or dissimilar provision or condition at the same or any prior or subsequent time.
10.        Notices. Any notice to be given hereunder shall be in writing and delivered personally, or sent by certified mail, postage prepaid, return receipt requested, addressed to the party concerned at the address indicated below or to such other address as such party may subsequently give notice of hereunder in writing:
If to the Company:
Advance Auto Parts, Inc.
5008 Airport Road
Roanoke, VA 24012
Attn: General Counsel

With a copy to:
Advance Auto Parts, Inc.
2635 Millbrook Road
Raleigh, NC 27604
Attn: Chief Executive Officer

If to the Executive:
Jeffrey W. Shepherd
Executive’s Address Currently on File in the Company’s Records
11.        Arbitration. Any controversy or claim arising out of or relating to this Agreement, or any breach thereof, excepting only the enforcement of any Loyalty Obligations arising under Paragraph 18 of this Agreement, shall be settled by arbitration in the state of North Carolina in accordance with the Employment Arbitration Rules of the American Arbitration Association then in effect in the State of North Carolina and judgment upon such award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The board of arbitrators shall consist of one arbitrator to be appointed by the Company, one by the Executive, and one by the two arbitrators so chosen. The arbitration shall be held at such place as may be agreed upon at the time by the parties to the arbitration. The cost of arbitration shall be borne as determined by the arbitrators.
12.        Withholding. Anything to the contrary notwithstanding, all payments required to be made by the Company hereunder to the Executive or the Executive’s estate or beneficiaries shall be subject to the withholding of such amounts relating to taxes as the Company may reasonably

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determine it should withhold pursuant to any applicable law or regulation. In lieu of withholding such amounts, in whole or in part, the Company may, in its sole discretion, accept other provisions for payment of taxes and withholdings as required by law, provided it is satisfied that all requirements of law affecting its responsibilities to withhold have been satisfied.
13.        Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions or portions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.
14.        Titles. Titles to the paragraphs and subsections in this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the title of any paragraph or subsection.
15.        Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
16.        Amendment. Except as provided in Paragraph 13 above, this Agreement may not be modified or amended except by written instrument signed by all parties hereto.
17.        Independent Counsel. The Executive acknowledges that Executive has been represented (or has had the opportunity to be represented) in the signing of this Agreement and in the making of its terms by independent legal counsel, selected of the Executive’s own free will, and that the Executive has had the opportunity to discuss this Agreement with counsel. Executive further acknowledges that Executive has read and understands the meaning and ramifications of this Agreement and as evidence of this fact signs this Agreement below. The Executive further acknowledges that the Company has not made any representations or given any advice with respect to the tax or other consequences of this Agreement or any transactions contemplated by this Agreement to him and that the Executive has been advised of the importance of seeking independent counsel with respect to such consequences. By executing this Agreement, the Executive represents that the Executive has, after being advised of the potential conflicts between him and the Company with respect to the future consequences of this Agreement, either consulted independent legal counsel or elected, notwithstanding the advisability of seeking such independent legal counsel, not to consult with such independent legal counsel.

18.        Loyalty Obligations. The Executive agrees that, immediately upon execution of this Agreement, the following obligations (“Loyalty Obligations”) shall apply in consideration of the Executive’s employment by or continued employment with the Company:

(a)    Confidential Information.

(i)    Company Information. Except as otherwise provided in Section 18(a)(iii) of this Agreement, the Executive agrees at all times during the term of the Executive’s employment and thereafter, to hold any Confidential Information of the Company or its Related Entities in strictest confidence, and not to use (except for the benefit of the Company to fulfill the Executive’s employment obligations) or to disclose to any person, firm or corporation other than the Company or those designated by it said Confidential Information without the prior authorization of the Company, except as may otherwise be required by law or legal process. The Executive agrees that “Confidential Information”

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means any proprietary information prepared or maintained in any format, including technical data, trade secrets or know-how in which the Company or Related Entities have an interest, including, but not limited to, business records, contracts, research, product or service plans, products, services, customer lists and customers (including, but not limited to, vendors to the Company or Related Entities on whom the Executive called, with whom the Executive dealt or with whom the Executive became acquainted during the term of the Executive’s employment), pricing data, costs, markets, expansion plans, summaries, marketing and other business strategies, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration or marketing, financial or other business information obtained by the Executive or disclosed to the Executive by the Company or Related Entities or any other person or entity during the term of the Executive’s employment with the Company either directly or indirectly electronically, in writing, orally, by drawings, by observation of services, systems or other aspects of the business of the Company or Related Entities or otherwise. Confidential Information does not include information that: (A) was available to the public prior to the time of disclosure, whether through press releases, SEC filings or otherwise; or (B) otherwise becomes available to the public through no act or omission of the Executive or through the wrongful act of a third party.

(ii)    Third Party Information. The Executive recognizes that the Company and Related Entities have received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the part of the Company or Related Entities to maintain the confidentiality of such information and to use it only for certain limited purposes. Except as otherwise provided in Section 18(a)(iii) of this Agreement, the Executive agrees at all times during the Executive’s employment and thereafter to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out the Executive’s work for the Company consistent with the obligations of the Company or Related Entities with such third party.

(iii)    Permitted Disclosure. Nothing in this Agreement shall prohibit or restrict the Executive  from lawfully (A) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by the Securities and Exchange Commission (“SEC”), the Department of Justice, the Equal Employment Opportunity Commission (“EEOC”), the Congress, or any other governmental or regulatory agency, entity, or official(s) or self-regulatory organization (collectively, “Governmental Authorities”) regarding a possible violation of any law, rule, or regulation; (B) responding to any inquiry or legal process directed to you individually (and not directed to the Company and/or its subsidiaries) from any such Governmental Authorities, including an inquiry about the existence of this Agreement or its underlying facts or circumstances; (C) testifying, participating or otherwise assisting in an action or proceeding by any such Governmental Authorities relating to a possible violation of law; or (D) making any other disclosures that are protected under the whistleblower provisions of any applicable law, rule, or regulation.   Additionally, pursuant to the federal Defend Trade Secrets Act of 2016, Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made to

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Executive’s attorney in relation to a lawsuit for retaliation against Executive for reporting a suspected violation of law; or (C) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  Nor does this Agreement require Executive to obtain prior authorization from the Company before engaging in any conduct described in this paragraph, or to notify the Company that Executive has engaged in any such conduct.

(b)    Conflicting Employment. The Executive agrees that, during the term of the Executive’s employment with the Company, the Executive will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company or Related Entities are now involved or become involved during the term of the Executive’s employment. Nor will the Executive engage in any other activities that conflict with the business of the Company or Related Entities. Furthermore the Executive agrees to devote such time as may be necessary to fulfill the Executive’s obligations to the Company and during the term of the Executive’s employment with the Company to refrain from any other occupation, consulting or other business activity without the prior approval or consent of the Company.

(c)    Returning Company Property. The Executive agrees that any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by the Executive or others pursuant to or during the Executive’s employment with the Company or otherwise shall be the property of the Company or its Related Entities and their respective successors or assigns. Upon separation of employment for any reason, or at any time during employment at the request of the Company, the Executive will deliver all material Company property to the Company or to the Company’s designee and will not keep in the Executive’s possession, recreate or deliver said property to anyone else. Upon separation of employment for any reason and upon request by the Company, the Executive agrees to sign and deliver the “Termination Certification” attached hereto as Exhibit A. Executive further agrees that at any time during employment or upon separation of employment for any reason, at the request of the Company, to reasonably cooperate with the Company to ensure that Executive does not possess any Company property or information within any PDA, personal laptop, hard drive or thumb drive, personal cloud or email account, or any other personal electronic or data storage device, including providing access to any such devices to a third party forensic vendor for purposes of removing any such property and information, at the cost of the Company and through measures designed to protect Executive’s personal information.

(d)    Notification of New Employer. In the event that the Executive leaves the employ of the Company, the Executive agrees to notify the Executive’s new employer and hereby grants consent to notification by the Company to the Executive’s new employer (whether the Executive is employed as an employee, consultant, independent contractor, director, partner, officer, advisor, Executive, volunteer or manager) about the Executive’s Loyalty Obligations specified under this Agreement.

(e)    Non-Interference. The Executive covenants and agrees that while the Executive is employed by the Company and for a period of one (1) year immediately following the termination of the Executive’s employment with the Company for any reason, the Executive shall not, without the prior written approval of the Company, directly or indirectly, either on behalf of the Executive or any other person or entity, Interfere with the Company or any of its Related Entities.

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(i)     For purposes of this Agreement, “Interfere” shall mean, except in the performance of the Executive’s duties and responsibilities on behalf of and for the benefit of the Company, (A) to solicit, entice, persuade, induce, influence or attempt to influence, directly or indirectly, Customers, suppliers, Employees or Independent Contractors of the Company or any of its Related Entities to restrict, reduce, sever or otherwise alter their relationship with the Company or any of its Related Entities; or (B) to hire or recruit on the Executive’s own behalf or on behalf of any other person or entity, directly or indirectly, any Employee or Independent Contractor of the Company who at any time was supervised (1) directly by the Executive or (2) by another person who was supervised directly by the Executive; or (C) whether as a direct solicitor or provider of such services, or in a direct management or direct supervisory capacity over others who solicit or provide such services, to solicit or provide services that fall within the definition of Restricted Activities as defined in Subsection 18(f)(ii) below to any Customer of the Company or its Related Entities. Nothing in this section shall be construed to prohibit the Executive from engaging in non-targeted solicitation of Employees and Independent Contractors of the Company such as advertisements to the general public.

(ii)    For purposes of this Agreement, a “Customer” shall mean any person or entity: (a) with which the Executive has engaged in material discussions regarding Restricted Activities at any time within 12 months prior to the end of the Executive’s employment; (b) whose business dealings with the Company are or were managed or supervised by the Executive as part of his duties for the Company; or (c) about which the Executive obtained Confidential Information solely as a result of the Executive’s employment with the Company. “Customer” also includes a prospective customer with which the Executive has engaged in material discussions regarding Restricted Activities at any time within 12 months prior to the end of the Executive’s employment or about which Executive obtained Confidential Information solely as a result of the Executive’s employment with the Company. “Employee or Independent Contractor” shall mean any employee or independent contractor who, at the time of the recruitment or hire by the Executive or by anyone the Executive is overseeing, is currently employed or engaged with the Company or who was employed or engaged with the Company at any time during the twelve (12) month period preceding the date of the recruitment or hire by the Executive or by anyone the Executive is overseeing.

(f)    Covenants Not to Compete

(i)     Non-Competition. The Executive understands that the Company operates across the United States and Canada. The Executive acknowledges that the Executive’s duties as Executive Vice President, Chief Financial Officer, will entail involvement with the entire range of the Company’s operations across the United States and Canada, and that the Executive’s extensive familiarity with the Company’s business and Confidential Information justifies a restriction applicable across the entire geographic footprint in which the Company provides services and does business. To the fullest extent permitted by any applicable law, the Executive covenants and agrees that during employment, and for the period of one (1) year immediately following the termination, for any reason, of the Executive’s employment with the Company (the “Non-Compete Period”), the Executive will not:

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(A)     own or hold, directly or beneficially, as a shareholder, option holder, warrant holder, partner, member or other equity or security owner or holder of any company or business that derives more than 15% of its revenue from the Restricted Activities (as defined below) within the Restricted Area (as defined below), or any company or business controlling, controlled by or under common control with any company, business or division directly engaged in such Restricted Activities within the Restricted Area (any of the foregoing, a “Restricted Company”); or

(B)     engage or participate with any Restricted Company in the Restricted Activities within the Restricted Area in any capacity in which the Executive will use or disclose or could reasonably be expected to use or disclose any Confidential Information for the purpose of providing, or attempting to provide, such Restricted Company with a competitive advantage in the industry; or
(C)    engage or participate in the same or similar capacity that the Executive worked for with the Company during the last twelve (12) months of Executive’s employment with any Restricted Company in the Restricted Activities within the Restricted Area.

(ii)    Restricted Activities/Restricted Area. For purposes of this Agreement, the term “Restricted Activities” means: (1) the retail, commercial and/or wholesale sale, rental, and/or distribution of parts, accessories, supplies (including, but not limited to, paint), equipment and/or maintenance items for automobiles, light and heavy duty trucks (both commercial and non-commercial), off-road equipment, buses, recreational vehicles, and/or agricultural equipment, and/or (2) the provision of any automotive-related service (including, but not limited to, shop management, inventory control, and/or vehicle repair software or marketing) to auto repair shops, garages, specialty-service providers (e.g. any business that specializes in automotive oil changes, painting, tires, mufflers, brakes, transmission, and/or body work) and/or service centers, including, but not limited to painting, collision or body service centers. The term “Restricted Area” means: (1) the United States of America and Canada, including their territories and possessions; (2) the United States of America; (3) in any location where a Customer is located if that Customer is purchasing products or services from the Company from that location as of the end of the Executive’s employment; (4) the area within which Executive was assigned during the last 6 months of his employment with the Company. In the event it is determined by judicial action that any portion of the Restricted Area is unenforceable, the geographic scope of the restriction shall be limited to any/all of the preceding as a court of competent jurisdiction shall deem reasonable and enforceable.

(iii)    Association with Restricted Company. In the event that the Executive intends to associate (whether as an employee, consultant, independent contractor, officer, manager, advisor, partner, Executive, volunteer or director) with any Restricted Company during the Non-Compete Period, the Executive must provide information in writing to the Company relating to the activities proposed to be engaged in by the Executive for such Restricted Company. All such current associations are set forth on Exhibit B to this Agreement. In the event that the Company consents in writing to the Executive’s engagement in such activity, the engaging in such activity by the Executive shall be

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conclusively deemed not to be a violation of this Subsection 18(f). Such consent is not intended and shall not be deemed to be a waiver or nullification of the covenant of non-competition of the Executive or other similarly bound Executives.

(iv)        Limitations. Nothing in this section shall be construed to limit Executive’s ability to own a de minimis share of stock (defined as less than 5% of the outstanding common stock) of a publicly traded corporation, regardless of whether such entity is competitive with the Company. Nothing in this section shall be construed to limit the Executive’s ability after separation to take a position with a company that competes with the Company which has multiple divisions or business units, so long as the Executive’s employment with the competitor is not within the division or business unit that engages in Restricted Activities, and so long as the confidentiality and other provisions of this Agreement are adhered to in all respects.

(g)    Non-Disparagement. Except as otherwise provided in Section 18(a)(iii) of this Agreement, the Executive agrees that while the Executive is employed by the Company and at all times following the termination of the Executive’s employment with the Company for any reason, the Executive will not take any action or make any statement which disparages the Company or its practices or which disrupts or impairs its normal operations, such that it causes a material adverse impact to the Company.

(h)    Effect of Non-Payment of Benefits; Clawback. The Executive’s post-termination of employment obligations under this Paragraph 18 shall cease upon the Company’s failure to make any payments or benefits hereunder as a result of the termination of the Executive’s employment when due if within 15 days after written notice from the Executive to the Company of such failure, the Company does not make the required payment. In the event that the Executive materially violates Subsection 18(e) or 18(f), and does not cure such violation (if it can be cured) within five (5) days after written notice of such failure, the Executive agrees that calculation of the harm to the Company from such violation would be uncertain and not capable of being readily ascertained, and that as a reasonable estimation of the harm to the Company from such violation the Executive shall repay to the Company a portion of the Termination Payment paid to the Executive pursuant to Section 4(d)(i) equal to a fraction, the numerator of which is the number of days left in the applicable period under Subsection 18(e) or 18(f), and the denominator of which is the total number of days in the applicable period under such Section. In the event that the Executive materially violates Subsection 18(a), 18(c) or 18(g), and does not cure such violation (if it can be cured) within five days after written notice of such failure, the Executive agrees that calculation of the harm to the Company from such violation would be uncertain and not capable of being readily ascertained, and that as a reasonable estimation of the harm to the Company from such violation the Executive shall repay to the Company a portion of the Termination Payment paid to the Executive pursuant to Section 4(d)(i) equal to a fraction, the numerator of which is the number of days left in the one (1) year period immediately following the termination and the denominator of which is 365. The Executive further agrees that in addition to Executive’s repayment obligations with respect to breaches of Subsection 18(a), 18(c), 18(e), 18(f), or 18(g), the Company shall have the right to seek equitable relief pursuant to Subsection 18(i) hereunder.

(i)    Specific Enforcement; Remedies Cumulative. The Executive acknowledges that the Company and Related Entities, as the case may be, will be irreparably injured if the provisions of Subsections 18(a), 18(b), 18(c), 18(e), 18(f) and 18(g) hereof are not specifically enforced and the Executive agrees that the terms of such provisions (including without limitation the periods set

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forth in Subsections 18(e), 18(f) and 18(g)) are reasonable and appropriate. If the Executive commits, or the Company has evidence based on which it reasonably believes the Executive threatens to commit, a material breach of any of the provisions of Subsections 18(a), 18(b), 18(c), 18(e), 18(f) or 18(g) hereof, the Company and/or Related Entities, as the case may be, shall have the right and remedy, in addition to and not in limitation of any other remedy that may be available at law or in equity, to have the provisions of Subsections 18(a), 18(b), 18(c), 18(e), 18(f) or 18(g) hereof specifically enforced by any court having jurisdiction through immediate injunctive and other equitable relief, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and/or Related Entities and that money damages will not provide an adequate remedy therefore. Such injunction shall be available without the posting of any bond or other security, and the Executive hereby consents to the issuance of such injunction.

(j)    Re-Set of Period for Non-Competition and Non-Interference. In the event that a legal or equitable action is commenced with respect to any of the provisions of Subsections 18(e) or 18(f) hereof and the Executive has not complied, in all material respects, with the provisions in such subsections with respect to which such action has been commenced, then the one-year period, as described in such subsections not so complied with by the Executive, shall be extended from its original expiration date, day-for-day, for each day that the Executive is found to have not complied, in all material respects, with such subsections.

(k)    Jurisdiction and Venue. WITH RESPECT TO THE ENFORCEMENT OF ANY AND ALL LOYALTY OBLIGATIONS ARISING UNDER PARAGRAPH 18, THE SUBSECTIONS 18(k) AND 18(l) OF THIS AGREEMENT SHALL APPLY. THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY CONSENT TO THE EXCLUSIVE JURISDICTION OF THE FOLLOWING COURTS IN MATTERS RELATED TO THIS PARAGRAPH 18 AND AGREE NOT TO COMMENCE ANY SUIT, ACTION OR PROCEEDING RELATING THERETO EXCEPT IN ANY OF SUCH COURTS: THE STATE COURTS OF THE STATE OF NORTH CAROLINA, THE COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE CITY OF RALEIGH, NORTH CAROLINA.

(l)    Executive Acknowledgments. The Executive acknowledges and agrees that (i) any and all loyalty obligations arising under Paragraph 18 were discussed with, and accepted by, the Executive prior to the commencement of the Executive’s employment as Executive Vice President, Chief Financial Officer; (ii) the loyalty obligations arising under Paragraph 18 constitute a material inducement to the Company to enter into this Agreement and to agree to employ the Executive on the terms and conditions stated herein; (iii) the loyalty obligations arising under Paragraph 18 are reasonable in time, territory, and scope, and in all other respects; (iv) should any part or provision of any covenant be held invalid, void, or unenforceable in any court of competent jurisdiction, such invalidity, voidness, or unenforceability shall not render invalid, void, or unenforceable any other part or provision of this Agreement; and (v) if any portion of the foregoing provisions is found to be invalid or unenforceable by a court of competent jurisdiction because its duration, territory, definition of activities, or definition of information covered is considered to be invalid or unreasonable in scope, the invalid or unreasonable terms shall be redefined to carry out the Executive’s and the Company’s intent in agreeing to these restrictive covenants. These restrictive covenants shall be construed as agreements independent of any other provision in this Agreement and the existence of any claim or cause of action of the Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the loyalty obligations arising under Paragraph 18.

Employment Agreement – Jeffrey W. Shepherd – EXECUTION COPY – September 2018

19.        Adherence to Company Policies. The Executive agrees to adhere diligently to all established Company policies and procedures, including but not limited to the Company’s Guidelines on Significant Governance Issues, Code of Ethics and Business Conduct and, if applicable, the Code of Ethics for Financial Professionals. The Executive agrees that if the Executive does not adhere to any of the provisions of such Guidelines and Codes, the Executive will be in breach of the provisions hereof.

20.        Representations. The Executive agrees to execute any proper oath or verify any proper document required to carry out the terms of this Agreement. The Executive represents that Executive’s performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by the Executive in confidence or in trust prior to the Executive’s employment by the Company. The Executive has not entered into, and the Executive agrees the Executive will not enter into, any oral or written agreement in conflict herewith and the Executive’s employment by the Company and the Executive’s services to the Company will not violate the terms of any oral or written agreement to which the Executive is a party.

21.        Binding Effect of Execution. The Company and the Executive agree that this Agreement shall not bind or be enforceable by or against either party until this Agreement has been duly executed by both the Executive and the Company.

[SIGNATURE PAGE FOLLOWS]

Employment Agreement – Jeffrey W. Shepherd – EXECUTION COPY – September 2018

IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the date first written above.

Advance Auto Parts, Inc.
By:_________________________________ (SEAL)
Print Name:__________________________ Title:________________________________ Address: 5008 Airport Road Roanoke, VA 24012
Executive
Name: Jeffrey W. Shepherd Signature: ____________________________ Current Address:

Employment Agreement – Jeffrey W. Shepherd – EXECUTION COPY – September 2018

EXECUTION COPY

EXHIBIT A

TERMINATION CERTIFICATION

This is to certify that I do not have in my possession, nor have I failed to return, any Confidential Information, including but not limited to, material devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items belonging to the Company.

I further certify that I have, to the best of my knowledge, complied in all material respects with all the terms of my Employment Agreement with the Company.

Date:________________________________
____________________________________ Executive’s Signature
____________________________________ Executive’s Name (Print)

EXECUTION COPY

EXHIBIT B

LIST OF ASSOCIATIONS WITH RESTRICTED COMPANIES

____ None
____ Additional Sheets Attached

Signature of the Executive: _________________________________
Print Name of the Executive: ________________________________
Date: